February 26, 1997





RWB/WPG U.S. Large Stock Fund
One New York Place
New York, New York  10004

          Re:  RWB/WPG U.S. Large Stock Fund

Ladies and Gentlemen:

          We have acted as special Delaware counsel to RWB/WPG U.S. Large Stock Fund (formerly named U.S. Large Stock Fund, and prior to that Reinhardt Werba Bowen U.S. Large Stock Fund and prior to that Samm U.S. Large Stock Fund), a Delaware business trust (the "Trust"), in connection with certain matters relating to the issuance of Shares in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated February 16, 1993 (the "Governing Instrument").

          We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, the Trust registered an indefinite number of Shares under the Securities Act of 1933, as amended. We further understand that the Trust is about to file with the Securities and Exchange Commission a notice pursuant to Rule 24f-2 under the 1940 Act (the "Notice") making definite the registration of 6,975,989 Shares sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1996.

          In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust (then named Samm U.S. Large Stock
Fund) filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on February 16, 1993 (the "Certificate"), as amended by a Certificate of Amendment of Certificate of Trust of the Trust (then named Samm U.S. Large Stock
Fund) filed in the Recording Office on March 11, 1993, as further amended by a Certificate of Amendment of Certificate of Trust of the Trust (then named Reinhardt Werba Bowen U.S. Large Stock Fund) filed in the Recording Office on April 29, 1993, and as further amended by a Certificate of Amendment of Certificate of Trust of the Trust (then named U.S. Large Stock Fund) filed in the Recording Office on May 3, 1996; the Governing Instrument; the By-laws of the Trust; a Written Consent of the Trustees of the Trust (then named Samm U.S. Large Stock Fund); the Trust's Notification of Registra-tion Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A as filed with the Securities and Exchange Commission on February 16, 1993, as amended by an Amendment To Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A as filed with the Securities and Exchange Commission on May 21, 1993; a Certificate of Vice President of the Trust dated February 26, 1997; the Notice; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of


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RWB/WPG U.S. Large Stock Fund
February 26, 1997
Page 2


natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certifi-cates and other documents, and of all documents contemplated by the Governing Instrument, the By-laws and applicable resolutions of the Trustees to be executed by investors desiring to become Sharehold-ers; (ii) the payment of consideration for Shares, and the applica-tion of such consideration, as provided in the Governing Instru-ment, and compliance with the other terms, conditions and restric-tions set forth in the Governing Instrument and applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropri-ate action by the Trustees to designate Series of Shares, if any, and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares;
(iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under Section 2 or Section 3 of Article VIII of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del. C. 3801
et seq. (the "Delaware Act"); and (vi) that each of the documents examined by us is in full force and effect and has not been modified, supplemented or otherwise amended except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without indepen-dent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

          Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

          1. The Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware.

          2. The Shares subject to the Notice constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.


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RWB/WPG U.S. Large Stock Fund
February 26, 1997
Page 3


          3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act. Notwith-standing the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 5 of Article IV of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

          We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission together with the Notice. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereun-der. We understand that the Trust is also currently in the process of registering or qualifying Shares in various states, and we hereby consent to the filing of a copy of this opinion with the securities administrators of such states. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof and may not be relied upon by, or filed with, any other person or entity for any purpose without our prior written consent.

                              Sincerely,


                              /s/ Morris, Nichols, Arsht & Tunnell
                              MORRIS, NICHOLS, ARSHT & TUNNELL